Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

September 7, 2023

Amkor Technology, Inc.

2045 East Innovation Circle

Tempe, Arizona 85284

Re:	Registration Statement on Form S-3ASR (File No. 333-255655)

Ladies and Gentlemen:

We have acted as counsel to Amkor Technology, Inc., a Delaware corporation (the “Company”), in connection with the sale by 915 Investments, LP (the “Selling Stockholder”) of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Registration Statement on Form S-3ASR (File No. 333-255655) (together with the information deemed to be a part thereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on April 30, 2021, including the base prospectus contained therein, dated April 30, 2021 (the “Base Prospectus”), and the prospectus supplement, dated September 6, 2023, for the offering of the Shares (the “Prospectus Supplement,” and together with the Base Prospectus and all documents incorporated by reference therein, the “Prospectus”).

The Shares are to be sold by the Selling Stockholder pursuant to the Underwriting Agreement, dated September 6, 2023 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholder, and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, for themselves and as representatives of the other Underwriters.

This opinion letter (the “Opinion”) is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares as set forth below.

In rendering this Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this Opinion, including the following documents:

(i)	the Registration Statement and the Prospectus;

(ii)	the Company’s Certificate of Incorporation, as amended by the Certificate of Correction to the Certificate of Incorporation;

(iii)	the Restated Bylaws of the Company;

(iv)	the Underwriting Agreement; and

(v)	a certificate or certificates of an officer of the Company as to matters of fact material to this Opinion.

As to the facts upon which this Opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of, and accountants for, the Company and we have assumed in this regard the truthfulness of such certifications and statements. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion, as of the date hereof, that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

Our opinions set forth herein are based solely upon the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Shares). The opinions expressed herein are based upon the law as in effect and the documentation and facts known to us on the date hereof.

We hereby consent to the filing of this Opinion as an exhibit to the Company’s current report on Form 8-K filed with the Commission on September 7, 2023 and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

This Opinion is furnished to you in connection with the Prospectus relating to the offer and sale of the Shares and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This Opinion is furnished as of the date hereof and we disclaim any undertaking to update this Opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Dechert LLP